                                                                EXHIBIT 11
                   WATERS CORPORATION AND SUBSIDIARIES

          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            YEAR ENDED      THREE MONTHS ENDED
                            AUGUST 19 TO     DECEMBER  -----------------------------
                          DECEMBER 31, 1994  31, 1995  MARCH 31, 1995 MARCH 31, 1996
                          ----------------- ---------- -------------- --------------
Historical
Common stock outstand-
 ing, beginning of peri-
 od.....................        21,482        21,482       21,482         28,796
Weighted average cheap
 stock..................         3,540         3,136        3,540          5,035
Weighted average number
 of common stock
 equivalent shares......           --            266          --             --
Weighted average number
 of shares in connection
 with the Company's IPO
 and upon exercise of
 the Warrant............           --            840          --             --
Less: Assumed purchase          (1,170)       (1,162)      (1,170)        (2,906)
 of treasury shares.....      --------       -------      -------         ------
Weighted average number         23,852        24,582       23,852         30,925
 of common shares.......      ========       =======      =======         ======
(Loss) income from con-
 tinuing operations.....      ($80,191)      $14,113      ($  840)        $8,125
(Loss) from discontinued
operations
 Extraordinary Item.....        (7,213)          --           --             --
  Net (loss) income.....       (87,404)        2,001         (840)         8,125
                              --------       -------      -------         ------
Less: accretion of and
 6% dividend on pre-
 ferred stock...........          (330)         (902)        (222)          (229)
  Net (loss) income
   available to common         (87,734)      $ 1,099      ($1,062)        $7,946
   stockholders.........      ========       =======      =======         ======
Income (loss) income per
 common share:
  (Loss) income per com-
   mon share from con-
   tinuing operations...      ($  3.38)      $  0.54      ($ 0.04)        $ 0.26
  (Loss) per common
   share from discontin-
   ued
   operations...........         (0.30)          --           --             --
Extraordinary (loss) per           --          (0.49)         --             --
 common share...........      --------       -------      -------         ------
  Net (loss) income per       ($  3.68)      $  0.05      ($ 0.04)        $ 0.26
   common share.........      ========       =======      =======         ======

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(1) In accordance with Securities and Exchange Commission Staff Accounting
    Bulletin No. 83 ("SAB No. 83") all common equivalent shares and other potentially dilutive instruments (including stock options and warrants) issued during the twelve month period prior to the initial filing date of the Company's initial public offering Registration Statement have been included in the calculation as if they were outstanding for all periods presented. The common equivalent shares for stock options and warrant were determined using the treasury stock method at the initial public offering price of $15.00 per share.

(2) Fully diluted net (loss) income per share is the same as primary net
    (loss) income per share.